Exhibit 10.3

December 1, 2022

Beatrice Mac Cabe
Chief Creative Officer
Vera Bradley Designs, Inc.
12420 Stonebridge Road
Roanoke, IN 46783

RE: Retention Bonus and Retention Grant

Dear Beatrice:

To incentivize you to remain with and committed to Vera Bradley Designs, Inc. (the “Company” or “we”) and its subsidiaries (collectively “Vera Bradley”), we are offering you the opportunity to earn a retention bonus in the gross amount of $100,000 (the “Retention Bonus”) upon the terms set forth in this letter agreement (“Agreement”). As a further incentive, you are also being offered a time-vested restricted stock award with a grant date value of $250,000 (the “Retention Grant”). In order to be eligible for the Retention Bonus and the Retention Grant, you must sign and return this Agreement to me by December 6, 2022 acknowledging your agreement to the terms specified in this letter.

Retention Bonus

If you accept this offer and satisfy the terms of this Agreement to earn the Retention Bonus, then on December 1, 2023 (the “Retention Date”) we will pay to you in a cash lump sum the full amount of the Retention Bonus (less required withholdings).

You will earn and receive payment of the Retention Bonus only if (i) you are employed by a Vera Bradley entity on the Retention Date or your employment is terminated before the Retention Date (a) by a Vera Bradley entity without Cause, or (b) as a result of your resignation for Good Reason, or (c) due to your death or Disability; and (ii) you (or your estate in the case of death) sign and do not revoke a general release of claims in a form satisfactory to the Company within forty-five (45) days after your employment termination.

If you resign without Good Reason or your employment is terminated by a Vera Bradley entity for Cause before the Retention Date, then you will not earn the Retention Bonus. If your employment is terminated without Cause or due to your death or Disability or you resign with Good Reason before the Retention Date, and you (or your estate in the case of death) fail to return the required signed release within 45 days after your termination or you revoke the release, then you will not earn the Retention Bonus. Note, your employment will be considered to have been terminated without Cause if your employment with all Vera Bradley entities is terminated in connection with a sale of assets, even if you accept employment with and are immediately rehired by a buyer.

Retention Grant

If you accept this offer and return a signed copy of this Agreement by the deadline set forth above, then, on or about December 8, 2022, the Company will issue to you the Retention Grant. The Retention Grant will be designed to vest pro-rata based on continued service over a three-year period and will be documented in and subject to a separate award agreement signed by you and the Company.

General Terms

Except as may otherwise be required by law, you agree not to disclose the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and your financial, accounting, tax or legal advisor who agrees to be bound not to make any such disclosure.

This Agreement does not confer upon you any right to continue in the employment of Vera Bradley for any period or interfere with or otherwise restrict in any way the rights of the Company, any of its affiliates, or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

Any capitalized terms not defined herein shall have the meaning set forth in the 2014 Executive Severance Plan. For purposes of this Agreement:

“Cause” means: (i) an intentional act of fraud, embezzlement or theft by you in connection with your duties or in the course of your employment with the Company or an Affiliate; (ii) your intentional wrongful material damage to the property of the Company or its Affiliates; (iii) your intentional material breach of this Agreement while you are in the employ of the Company or an Affiliate; (iv) an act of Gross Misconduct (as defined below); or (v) a conviction for a misdemeanor involving moral turpitude or a charge of a felony; and, in each case, the reasonable, good faith determination by the Board that any such act or omission may be harmful to the Company or an Affiliate. For purposes of this Agreement, “Gross Misconduct” shall mean a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of the Company or its Affiliates, or on the business of the customers or suppliers of the Company or its Affiliates as such relate to the Company. In addition, your employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after your employment has terminated, the Board determines in reasonable good faith, within one (1) year after your employment terminated, and after appropriate investigation and an opportunity for you to be interviewed (with or without counsel as you may determine) by a subcommittee of the independent Board members or its representative, that you committed an act that would have justified a termination for Cause.

“Good Reason” means the occurrence of any of the following events without your express written consent, which event has not been (or is not able to be) cured by the Company within thirty (30) days following your notice to the Company thereof:

i. A material reduction by the Company of your Base Salary, other than a reduction approved by the Compensation Committee that similarly applies to all executive employees of the Company holding a title similar to yours, provided that such a reduction in Base Salary shall not exceed ten percent (10%) of your highest Base Salary;

ii. A material reduction by the Company of your annual bonus opportunity, other than a reduction approved by the Compensation Committee that similarly applies to all executive employees of the Company holding a title similar to yours, provided that such a reduction in annual target bonus opportunity shall not exceed fifteen percent (15%) of your highest target bonus opportunity (as expressed in dollars);

iii. A relocation of your office to a place greater than fifty (50) miles in distance from the current executive offices of the Company in Fort Wayne, Indiana; or

iv. Only in the case of a Change in Control and only in the case of CEO Direct Reports, the material reduction of your authorities, duties, or responsibilities with the Company.

In no event shall this Agreement impact any rights or benefits to which you are otherwise entitled, including but not limited to any benefits under the 2014 Executive Severance Plan.

Interpretations, determinations, and actions regarding this Agreement shall be made by the Compensation Committee of the Company’s Board of Directors. Any such determination and any interpretation, rule, or decision under this Agreement is final and binding for all purposes and upon all interested persons and their heirs and personal representatives. The Retention Bonus and the Retention Grant shall be subject to the Company’s Compensation Recovery Policy.

This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Indiana, without reference to conflicts of law principles thereunder. Any litigation arising out of this agreement shall be brought exclusively in the federal or state courts sitting in Fort Wayne Indiana, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive your rights to a jury trial in any such litigation.

Please indicate your acceptance of the provisions of this Agreement by signing the enclosed copy of this letter and returning it to me by December 6, 2022.

Very truly yours,
VERA BRADLEY DESIGNS, INC.

/s/ Mark C. Dely
Mark C. Dely
Corporate Secretary

Agreed and Accepted:
/s/ Beatrice Mac Cabe
Beatrice Mac Cabe
Date: December 6, 2022